EXHIBIT 23.1

CONSENT of GRANT THORNTON LLP

We have issued our report dated April 1, 2005 accompanying the financial statements of Acuitrek, Inc. on Form 8-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unify Corporation on Forms S-8 (File No..333-120750,  333-98633, 333-71814, 333-92973, and 333-61705).

/s/ Grant Thornton LLP

Reno, Nevada

April 15, 2005